Exhibit 10.51

Termination Agreement between Hercules Incorporated and North Jersey Energy Associates, A Limited Partnership Dated as of October 21, 2003

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Agreement") is made as of this 21st day of October, 2003 (the "Effective Date") by and between HERCULES INCORPORATED ("Hercules") and NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP, a New Jersey limited partnership ("NJEA") (each a "Party", and collectively the "Parties").

WITNESSETH:

WHEREAS, NJEA and Hercules are parties to an Industrial Steam Sales Contract (the "Steam Contract") dated June 5, 1989 pursuant to which NJEA sells steam generated at its natural gas-fired electrical and steam generation facility located in Sayreville, New Jersey (the "Facility") to Hercules for consumption at Hercules' chemical manufacturing facility located in Parlin, New Jersey (the "Hercules Facility");

WHEREAS, Hercules resells a portion of the steam it purchases from NJEA under the Steam Contract to its lessee, Green Tree Chemical Technologies Inc. ("Green Tree"), which is engaged in the production of nitrocellulose and other chemicals at its facilities (the "Nitrocellulose Facility");

WHEREAS, NJEA is restructuring its power purchase agreement with Jersey Central Power & Light Company ("JCP&L") and has entered into an Amended and Restated Power Purchase Agreement with JCP&L dated as of May 16, 2003, as amended by that First Amendment to Amended and Restated Power Purchase Agreement dated as of October 21, 2003 (the "Amended and Restated Power Purchase Agreement") pursuant to which NJEA sells the electrical output of the Facility to JCP&L, and in connection therewith, a filing has been made with the New Jersey Board of Public Utilities ("NJBPU") seeking approval of the restructuring transaction (the "Restructuring"); and

WHEREAS, in connection with the foregoing, the Parties have agreed to terminate the Steam Contract prior to the expiration of the term thereof pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS; TERM; APPENDICES

In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Steam Contract.

1.1 Defined Terms.
"Approvals" has the meaning set forth in Section 13(f).
"Business Day" means Monday through Friday, excluding any day on which banks in New York, New York (U.S.A.) are closed for business.

"Cessation of Operations" shall be deemed to have occurred at either the Hercules Facility or the Nitrocellulose Facility on the 30th consecutive calendar day on which (i) the number of full-time employees (A) at the Hercules Facility, falls below forty (40) or (B) at the Nitrocellulose Facility, falls below one hundred (100) during calendar years 2004 and 2005, ninety (90) during calendar year 2006, or eighty (80) during calendar year 2007 or any year thereafter (if applicable) or (ii) there has been a cessation of substantially all of the manufacturing and production operations at either such Facility.

"Cure Period" has the meaning set forth in Section 3.2(c).
"Effective Date" has the meaning set forth in the Preamble hereto.
"Expiration Date" has the meaning set forth in Section 2.3.
"Facility" means either the Hercules Facility or the Nitrocellulose Facility, as the context requires.
"Final Order" has the meaning set forth in Section 2.6(a).
"Final Payment" has the meaning set forth in Section 2.2(a)(iii).
"First Component" means $251,570 per month.

"Force Majeure" means circumstances beyond the control of the party concerned and resulting in or causing a failure or substantial interference in the operation of the Hercules Facility or the Nitrocellulose Facility, as the case may be, which circumstances cannot be overcome by the exercise of due diligence by the party concerned. Subject to the foregoing, such circumstances may include riots, wars (declared or undeclared), insurrections, sabotage, rebellions, terrorist acts, civil disturbances, acts of God, explosions, fires, major equipment failures beyond the control of the party affected, and interruptions beyond the control of the party affected of fuel supply, power, water, utilities, wastewater disposal, feedstock, or product distribution; provided, however, that (a) any lack of money, (b) changes in market conditions, or (c) strikes, lockouts or other labor difficulties involving personnel of Hercules (or its Affiliates or successors or assigns) or the Green Tree (or its Affiliates or successors or assigns) shall not constitute Force Majeure.

"Hercules Stipulation" means the motion to intervene in the Restructuring and Stipulation of Settlement filed or to be filed by Hercules with the NJBPU in the Matter of the Application of Jersey Central Power & Light Company for the Approval of an Amendment and Restatement of the Power Purchase Agreement Currently Existing Between It and North Jersey Energy Associates, A Limited Partnership, NJBPU Docket No. EM03060438, pursuant to which Hercules agrees to the terms and conditions of this Termination Agreement.

"Hercules Waiver and Release" has the meaning set forth in Section 4.2.
"Incentive Payments" means the Initial Payment, the Monthly Employment Incentive Payments and the Final Payment.
"Initial Payment" has the meaning set forth in Section 2.2(a)(i).
"Monthly Certificate" has the meaning set forth in Section 3.3.
"Monthly Employment Incentive Payment" has the meaning set forth in Section 2.2(a)(ii).
"NJEA Waiver and Release" has the meaning set forth in Section 4.1.
"Pro Rata Factor" has the meaning set forth in Section 3.2(b).
"PSEG" means Public Service Electric and Gas Company, a New Jersey corporation, and its successors and assigns.
"PSEG Amendment" means that Amendment to Gas Purchase and Sales Agreement between PSE&G and NJEA dated as of August 20, 2003, amending that Gas Purchase and Sales Agreement dated as of May 4, 1989.
"Required Levels" has the meaning set forth in Section 3.2(c).

"Restructuring Effective Date" shall mean the later of: the "Effective Date" under and as defined in the Amended and Restated Power Purchase Agreement and the "Effective Date" under and as defined in the PSEG Amendment.

"Second Component" means $188,679 per month.
"Termination Date" has the meaning set forth in Section 3.1.
"Utilities Agreement" means the Utilities Agreement dated as of June 16, 2000 by and between Green Tree and the Aqualon Company, a division of Hercules.
2. TERMINATION; CONDITIONS PRECEDENT.
2.1 Termination of Steam Contract.

Subject to the terms and conditions set forth below and provided that the Termination Date occurs on or prior to the Expiration Date, the Parties agree to terminate the Steam Contract as of 11:59 p.m. (Eastern time) on the Termination Date, and agree to execute and deliver on the Termination Date to each other a written acknowledgement of such termination. Effective as of 11:59 p.m. on the Termination Date, the Steam Contract shall be of no further force and effect and thereafter neither of the Parties shall have any rights or obligations thereunder, excepting only the obligation of Hercules to pay for steam delivered through and up to 11:59 p.m. on the Termination Date for which payment had not been received, which obligation shall survive the termination of the Steam Contract.

Section 2.2 Initial Payment; Monthly Employment Incentive Payments; Final Payment.

(a) In consideration for Hercules' agreement to terminate the Steam Contract, which termination shall be effective as of 11:59 p.m. on the Termination Date, and subject to the satisfaction or waiver of the conditions set forth in Section 2.5 or Section 2.6 hereof (as applicable), NJEA shall pay to Hercules in immediately available funds, by wire transfer as provided in Section 2.2(b) below, forty-nine payments, as follows:

(i) on the last business day of the month during which the Termination Date occurs, the Monthly Employment Incentive Payment, as prorated for a partial month if the Termination Date occurs on any date other than the last day of the month. Such payment as prorated shall equal the Monthly Employment Incentive Payment multiplied by a fraction, the numerator of which is the number of days in such month occurring on and after the Termination Date and the denominator of which is the total number of days in such month (the "Initial Payment"); and

(ii) on the last business day of each month beginning with the month following the Termination Month and continuing for forty-seven months, the sum of the First Component and the Second Component (together, the "Monthly Employment Incentive Payments"), subject to reduction or elimination of such amount pursuant to Section 3.2; and

(iii) on the last business day of the forty-eighth month following the Termination Month, an amount equal to the difference between the Monthly Employment Incentive Payment minus the Initial Payment (the "Final Payment").

(b) Wire Transfer Instructions. Wire transfer payments to Hercules shall be made as follows:
Mellon Bank N.A. Pittsburgh, Pennsylvania ABA # 043000261 Credit Hercules Incorporated Acct # 124-3768

or to such other banking institution designated in writing by Hercules at least two Business Days prior to the Termination Date. Such funds shall be timely wired so as to be received and confirmed on or before the close of business on the Termination Date of the receiving banking institution designated by Hercules in accordance with the previous sentence.

2.3 Termination of this Agreement This Agreement shall be effective as of the Effective Date. If the Termination Date does not occur on or prior to December 15, 2003 (or such later date as extended by mutual written agreement of the Parties) (the "Expiration Date"), this Agreement shall terminate at 11:59 p.m. on the Expiration Date, and in the event of a termination of this Agreement pursuant to this Section 2.3, the Steam Contract shall continue unamended and unaffected by virtue of this Agreement.

2.4 Intentionally Omitted.

2.5 Conditions Precedent to Obligations of Hercules. Hercules' obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Termination Date of the following conditions (any of which Hercules may waive at its option and in its sole discretion, and only in a writing signed by its duly authorized officer):

(a) Representations and Warranties. All of the representations and warranties of NJEA in Section 14 shall be true and correct in all material respects as though made on and as of the Termination Date, and NJEA shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. NJEA shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Termination Date.

(b) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the termination of the Steam Contract on the Termination Date.

(c) NJEA Waiver and Release. The NJEA Waiver and Release shall have been executed and delivered by NJEA and shall be in full force and effect.
(d) Termination Acknowledgement. NJEA shall have executed and delivered its termination acknowledgement contemplated in Section 2.1.

2.6 Conditions Precedent to Obligations of NJEA. NJEA's obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Termination Date of the following conditions (any of which NJEA may waive):

(a) Hercules Stipulation; NJBPU Final Order. The Hercules Stipulation shall have been submitted on or before October 30, 2003, and the NJBPU shall have approved the Restructuring, including (without limitation) the Amended and Restated Power Purchase Agreement, pursuant to a non-appealable order in form and substance acceptable to NJEA (the "Final Order") on or before December 15, 2003. NJEA may terminate this Agreement (i) on November 1, 2003 if the Hercules Stipulation has not been filed prior to such date or (ii) on December 6, 2003 if the Final Order has not been issued prior to such date.

(b) Effectiveness of Restructured Agreements. In order to effectuate an orderly and simultaneous closing of all components of the Restructuring, it shall be a condition precedent to the closing under this Agreement that the "Effective Date" under each of the Amended and Restated Power Purchase Agreement and the PSEG Amendment shall have occurred, and each such agreement shall be in full force and effect.

(c) Representations and Warranties. All of the representations and warranties of Hercules in Section 13 shall be true and correct in all material respects as though made on and as of the Termination Date, and Hercules shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. Hercules shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Termination Date.

(d) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the termination of the Steam Contract on the Termination Date.

(e) Hercules Waiver and Release. Hercules shall have executed and delivered to NJEA the Hercules Waiver and Release.
(f) Termination Acknowledgement. Hercules shall have executed and delivered to NJEA the termination acknowledgement contemplated in Section 2.1.
3. NOTICE OF TERMINATION DATE; REDUCTION OR ELIMINATION OF MONTHLY EMPLOYMENT INCENTIVE PAYMENTS.
3.1 Termination Date.

As soon as reasonably practicable, NJEA shall deliver to Hercules a written notice containing the date on which NJEA anticipates that the Restructuring Effective Date will occur. The Restructuring Effective Date shall be the "Termination Date" under this Agreement. On the Termination Date, NJEA shall become obligated to pay the Initial Payment, Monthly Employment Incentive Payments, and the Final Payments as and to the extent due pursuant to Section 2.2.

3.2 Reduction or Elimination of Incentive Payments; JCP&L Default.

(a) Acknowledgement of Purpose of Incentive Payments. The Parties acknowledge that the primary purposes of NJEA's payment of the Incentive Payments is to promote the continuation of employment at the Hercules Facility and the Nitrocellulose Facility and to mitigate the increased costs of steam due to the Restructuring. The Parties further acknowledge that if either the Hercules Facility or the Nitrocellulose Facility ceases operation, the facility that remains in operation will incur additional costs as a result of lost operational efficiencies. Accordingly, if a Cessation of Operations occurs at either the Hercules Facility or the Nitrocellulose Facility, the Monthly Employment Incentive Payment will be reduced or eliminated as set forth in Section 3.2(b).

(b) Reduction or Elimination of Incentive Payments. The Incentive Payments may be reduced or eliminated as follows:

(i) If a Cessation of Operations occurs at the Hercules Facility, then the Second Component shall be reduced by 20% beginning on the last business day of the month during which the Cessation of Operations occurs; or

(ii) If a Cessation of Operations occurs at the Nitrocellulose Facility, the Second Component shall be reduced by 50% beginning on the last business day of the month during which the Cessation of Operations occurs; or

(iii) If a Cessation of Operations occurs at both Facilities, then the Monthly Employment Incentive Payment shall be eliminated effective immediately on the date or dates on which the Cessation of Operations occurs.

(c) Cure Period for Cessation of Operations. Hercules shall have a period of one hundred and eighty-three (183) days from the date of inception of the Cessation of Operations to cure or overcome the cause of a Cessation of Operations and reinstate employment levels or production and manufacturing levels so that a Cessation of Operations no longer exists (the "Required Levels"); provided, however, such 183-day period shall be extended day-for-day during the occurrence of an event of Force Majeure so long as the party affected is diligently seeking to remedy the effects of such Force Majeure, provided, further, that in no event shall such extension exceed 180 days (as the case may be, the "Cure Period"). During the Cure Period, NJEA shall have no obligation to make (i) partial Monthly Employment Incentive Payments with respect to the Facility that has experienced a Cessation of Operations (provided, NJEA shall continue to make payments in respect of the Facility that has not experienced a Cessation of Operations, which reduced payments shall be calculated as set forth in Section 3.2(b)) or (ii) any Monthly Employment Incentive Payments at all if both Facilities have experienced a Cessation of Operations, as applicable. Payments that would have otherwise been payable hereunder during such period but for the Cessation of Operations at one or both Facilities shall be permanently and irrevocably forfeited by Hercules. If the Required Levels are re-attained within the Cure Period, then Hercules shall promptly so notify NJEA in writing with appropriate detail and supporting information (including the date on which the Required Levels were re-attained), and the Monthly Employment Incentive Payments (or portion thereof in the case of a reduction) shall be reinstated from that date forward, with the first such payment following the Cessation of Operations being prorated for any partial month.

(d) Failure to Cure. If the Required Levels at either or both of the Hercules Facility and/or the Nitrocellulose Facility are not re-attained within the Cure Period, Hercules shall promptly so notify NJEA in writing and the Cessation of Operations shall be considered permanent, and NJEA's obligation to make the Monthly Employment Incentive Payments hereunder shall be irrevocably reduced or eliminated as described in Section 3.2(b), as the case may be.

(e) JCP&L Failure to Provide for Payment of Second Component. The Second Component shall (i) in the event of a shortfall in any monthly payment from JCP&L under the Amended and Restated Power Purchase Agreement, be reduced by the product of the Second Component times the Pro Rata Factor, or (ii) be eliminated upon a termination of the Amended and Restated Power Purchase Agreement for any reason other than due to the occurrence and continuance of an Event of Default of NJEA; provided, however, there shall be no reduction or elimination of the Second Component hereunder to the extent that JCP&L fails to make payments to NJEA under the Amended and Restated Power Purchase Agreement due to an Event of Default of NJEA under such agreement; provided, further, that to the extent that NJEA later recovers all or a portion of any payment shortfalls from JCP&L, NJEA shall re-calculate the Pro Rata Factor for the applicable period and shall pay to Hercules an amount equal to the difference between the amount originally paid pursuant to Section 3.2(b)(i) above and the amount payable following such recalculation. "Pro Rata Factor" shall mean the fraction, the numerator of which is the shortfall in the amount paid by JCP&L under the Amended and Restated Power Purchase Agreement for the applicable period and the denominator of which is the amount properly invoiced by NJEA under such agreement for the applicable period.

3.3 Provision of Information by Hercules.

On the fifth day of each month (or if such day falls on a day other than a business day, on the business day immediately following) beginning on November 5, 2003, Hercules shall provide to NJEA a certificate of an authorized representative of Hercules substantially in the form set forth as Exhibit C hereto (the "Monthly Certificate"). If Hercules fails to deliver such certificate, NJEA shall have until the fifteenth day of such month (or if such day falls on a day other than a business day, on the business day immediately following) to deliver a written request to Hercules requesting delivery of such certificate. If Hercules fails to respond to NJEA's request by delivering such Monthly Certificate on or before the twenty-fifth day of such month (or if such day falls on a day other than a business day, on the business day immediately following), a Cessation of Operations with respect to both the Hercules Facility and the Nitrocellulose Facility shall be deemed to have occurred for thirty consecutive days and NJEA shall have the right to withhold payment of the Monthly Employment Incentive Payment for such month and any subsequent month until a Monthly Certificate certifying that no Cessation of Operations has occurred has been delivered.

4. MUTUAL RELEASES AND GREEN TREE WAIVER.
4.1 On the Termination Date, NJEA shall execute and deliver to Hercules a waiver and release in the form attached hereto as Exhibit A (the "NJEA Waiver and Release").
4.2 On the Termination Date, Hercules shall execute and deliver to NJEA a release in the form attached hereto as Exhibit B. (the "Hercules Waiver and Release").
5. NOTICES.

Any notice from one Party to the other shall be given in writing and shall be deemed to be given (1) as of the date transmitted by facsimile and received in full prior to the close of normal business hours of the recipient, (2) the day after the date sent by overnight courier or other means of next day personal delivery, or (3) the date of delivery by hand. For the purposes of this Section 5, such notices shall be mailed to the following respective addresses or the following respective facsimile numbers or to such others as may be hereafter designated by either Party:

If to NJEA:

North Jersey Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
FPL Energy, LLC
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Nathan E. Hanson, Business Manager
Phone: 561-304-5121
Facsimile: 561-304-5161

If to Hercules: Hercules Incorporated Hercules Plaza 1313 North Market Street Wilmington, DE 19894-0001 Attention: Chief Counsel, Aqualon Division Tel.: (302) 594-7006 Fax: (302) 594-6676
6. FURTHER ASSURANCES.

At any time and from time to time, upon the reasonable request of a Party, the other Party shall promptly execute and deliver any and all further instruments and documents and take such further action as the requesting Party may reasonably request in order to fully perform and carry out the terms of this Agreement.

7. NON-WAIVER.

No failure by either Party or any of its agents to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, and, in addition, no provision of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

8. ASSIGNMENT OR TRANSFER OF INTEREST.

This Agreement shall be binding upon and inure to the benefit of the respective, representatives, successors and permitted assigns of the Parties hereto; provided, however, that neither Party may assign, sell, transfer or in any other way convey its or his rights, duties or obligations under this Agreement, either in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld or delayed) and any such attempted assignment shall be void. Notwithstanding the foregoing, Hercules may assign its rights and obligations hereunder to an affiliate, or to any purchaser of the Hercules Facility or Nitrocellulose Facilities, provided such assignment shall not be effective until Hercules has provided to NJEA written notice of such assignment and the name, address, phone number and wire transfer instructions for its assignee and such assignee shall have assumed in writing the rights and obligations of Hercules hereunder. No assignment by Hercules of its rights and obligations under this Agreement shall relieve Hercules of any liability to NJEA accrued prior to the date of such assignment.

9. NO THIRD PARTY BENEFICIARIES.

The Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

10. EFFECT OF SECTION HEADINGS.
Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.
11. GOVERNING LAW.

This Agreement shall be interpreted, governed and construed under the laws of the State of New Jersey (without giving effect to its conflict of laws provisions which could apply the law of another jurisdiction). All disputes arising between the Parties concerning the construction or enforcement of this Agreement that the Parties are unable to settle between themselves shall be submitted to a trial by judge. The Parties hereby waive any rights to a trial by jury. All proceedings shall be held in the State of New Jersey. The Parties hereby consent to jurisdiction in the State of New Jersey and agree that the State of New Jersey is a convenient venue for any proceedings between the Parties.

12. SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

13. REPRESENTATIONS AND WARRANTIES OF HERCULES.
Hercules makes no representations and warranties except as expressly stated herein. Hercules represents and warrants to NJEA as of the date hereof as follows:

(a) Hercules is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by Hercules of its obligations under this Agreement. Hercules has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and subject to the satisfaction of conditions precedent set forth in Section 2.5 hereof, the performance by Hercules of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action of Hercules. This Agreement has been duly and validly executed and delivered by Hercules and constitutes its valid legal and binding obligation, enforceable against Hercules in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by Hercules, the fulfillment of and the compliance by Hercules with this Agreement, and, subject to the satisfaction of conditions precedent set forth in Section 2.5 hereof, the consummation by Hercules of the transactions described herein, do not and will not (i) violate or conflict with any provisions of Hercules' Articles of Incorporation, Bylaws, or any other governing documents, (ii) violate, conflict with or result in the breach or termination of any agreement or instrument to which Hercules is a party or is bound by and which could have an adverse effect on the consummation or performance or consummation and performance by Hercules of the transactions contemplated by this Agreement, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds Hercules or any of its assets.

(c) (i) Hercules has good, valid and marketable title to the Steam Contract and (ii) Hercules has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Steam Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against Hercules or, to the best of Hercules' knowledge, threatened against or involving Hercules, its property, the Steam Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by Hercules of the transactions contemplated by this Agreement, including without limitation the termination of the Steam Contract. No governmental agency or authority has at any time given notice of intention to commence or, to the best of Hercules' knowledge, commenced any investigation relating to the legal right of Hercules to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by Hercules of the transactions contemplated by this Agreement, including without limitation the termination of the Steam Contract.

(e) Prior to the date hereof, the Steam Contract has not been amended and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against Hercules. Hercules has complied in all material respect with the Steam Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Steam Contract by Hercules.

(f) Hercules has obtained all permits, licenses, approvals, consents and exemptions (collectively, "Approvals") required for Hercules to perform its obligations under this Agreement and to terminate the Steam Contract, required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all parties entitled to appeal has been irrevocably waived, (ii) Hercules has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) Hercules is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

(g) No finder, broker or agent has been employed, appointed or authorized to act on Hercules' behalf in connection with the transactions contemplated by this Agreement.
14. REPRESENTATIONS AND WARRANTIES OF NJEA.
NJEA makes no representations and warranties except as expressly stated herein. NJEA represents and warrants to Hercules as of the date hereof as follows:

(a) NJEA is a limited partnership validly existing and in good standing under the laws of the State of New Jersey, and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by NJEA of its obligations under this Agreement. NJEA has all requisite limited partnership power and authority under its limited partnership agreement and other governing documents to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and, subject to the satisfaction of conditions precedent set forth in Section 2.6 hereof, the performance by NJEA of its obligations under this Agreement have been duly and validly authorized by all necessary limited partnership action of NJEA. This Agreement has been duly and validly executed and delivered by NJEA and constitutes its valid and binding obligation, enforceable against NJEA in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by NJEA, the fulfillment of and the compliance by NJEA with the respective terms and provisions of this Agreement, and, subject to the satisfaction of conditions precedent set forth in Section 2.6 hereof, the consummation by NJEA of the transactions described herein do not and will not (i) violate or conflict with any provisions of NJEA's limited partnership agreement or other governing documents, (ii) conflict with or result in the breach or termination of any agreement or instrument to which NJEA is a party or is bound by and which could have an adverse effect on the consummation or performance, or consummation and performance, by NJEA of the transactions contemplated by this Agreement, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds NJEA or any of its assets.

(c) NJEA has good, valid and marketable title to the Steam Contract and, except as otherwise contemplated in or permitted under the Steam Contract, NJEA has not assigned (except for collateral assignments made in connection with any financing or refinancing of the Facility) or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Steam Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against NJEA or, to the best of NJEA's knowledge, threatened against or involving NJEA, its property, the Steam Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by NJEA of the transactions contemplated by this Agreement, including without limitation the termination of the Steam Contract. No governmental agency or authority has at any time given notice of intention to commence or, to the best of NJEA's knowledge, commenced any investigation relating to the legal right of NJEA to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by NJEA of the transactions contemplated by this Agreement, including without limitation the termination of the Steam Contract.

(e) Prior to the date hereof the Steam Contract has not been amended and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against NJEA. NJEA has complied in all material respects with the Steam Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Steam Contract by NJEA.

(f) No finder, broker or agent has been employed, appointed or authorized to act on NJEA's behalf in connection with the transactions contemplated by this Agreement.

(g) NJEA has obtained all Approvals required for NJEA to perform its obligations under this Agreement and to terminate the Steam Contract required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all Parties entitled to appeal has been irrevocably waived, (ii) NJEA has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) NJEA is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

15. COUNTERPART EXECUTION.

This Agreement may be executed in counterpart, no one copy of which need be executed by both NJEA and Hercules. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by NJEA and Hercules.

16. CONTRACT VALIDITY.

Neither Party shall initiate or assert in any regulatory, judicial, arbitral or administrative proceeding that (1) it has been damaged due to the termination of the Steam Contract as of the Termination Date or (2) it acted imprudently in its agreement to terminate the Steam Contract.

17. AMENDMENT.
This Agreement may be amended, modified or supplemented only by written agreement signed by both Parties.
18. CONFIDENTIALITY.

Hercules and NJEA each agree not to disclose to any Person and to keep confidential, and to cause and instruct its Affiliates, officers, directors, employees, members and representatives not to disclose to any Person and to keep confidential, any and all of the following information relating to this Agreement and the transactions contemplated hereby: the terms and provisions of this Agreement and all documents relating thereto, together with all drafts thereof and correspondence related thereto. Notwithstanding the foregoing, any such information may be disclosed: (A) in connection with approval of the Restructuring by the NJBPU and the submission by Hercules of the Hercules Stipulation, provided, however, that copies filed and available for public inspection shall be redacted as mutually agreed by the Parties to remove financial terms and information; (B) to the extent required by applicable laws and regulations or by any subpoena or similar legal process of any court or agency of federal, state or local government so long as the disclosing party gives the non-disclosing party written notice at least ten (10) business days prior to such disclosure, if practicable and if not, then within such time as is reasonable under the circumstances, (C)  o any lenders or potential lenders to the parties hereto, but only if such disclosure requires them to keep confidential such information so disclosed to them, (D) to agents, trustees, advisors, rating agencies, independent consultants, and accountants of the parties hereto and to the lenders or potential lenders to the parties hereto, but only if such disclosure requires them to keep confidential such information so disclosed to them, and (E) to the extent the non-disclosing party shall have consented in writing prior to any such disclosure, which consent may be withheld for any reason. This Section 18 shall supersede any prior confidentiality agreement relating to the transactions between the parties hereto. Information (1) of a confidential nature which has become public other than as a result of a breach of this Section 18, (2) which was known to the disclosing party prior to the commencement of negotiations relating to this Agreement, which the Parties stipulate and agree was September 16, 2003 or (3) which was received by the disclosing party from another source who in turn disclosed the information to the disclosing party without violating legal restrictions, shall not be subject to this Section 18. For purposes of this Section, "disclosing party" means the Party to this Agreement seeking to make a disclosure of confidential information and "non-disclosing party" means, with respect to that disclosure, the other party to this Agreement.

IN WITNESS WHEREOF, the undersigned have consented and caused this Agreement to be executed as of the date first indicated above.
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By:	Northeast Energy, LP Its General Partner
By:	ESI Northeast Energy GP, Inc. Its Administrative General Partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director

HERCULES INCORPORATED
By:	CRAIG A. ROGERSON

Craig A. Rogerson Vice President & CEO

EXHIBIT A NJEA WAIVER AND RELEASE
WAIVER AND RELEASE

Reference is made to that certain Termination Agreement, dated as of October 21, 2003 (the "Termination Agreement"), by and between North Jersey Energy Associates, A Limited Partnership ("NJEA") and Hercules Incorporated ("Hercules"). Capitalized terms not defined herein shall have the meanings set forth in the Termination Agreement.

NJEA hereby on behalf of itself and any and all of its predecessors and successors in interest to the Steam Contract and the mutual rights and obligations thereunder or contemplated therein, and effective as of the date hereof, releases and forever discharges Hercules and any and all of their present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, stockholders, partners, members, affiliates, predecessors, legal representatives, successors and assigns from any and all claims, actions, complaints, causes of action, judgments, liabilities, obligations, damages, debts, demands or suits (collectively, "Claims"), at law or in equity, known or unknown, that NJEA ever had, now has or hereafter can, shall or may have against Hercules arising out of or in connection with the execution, performance or nonperformance of the Steam Contract. Without in any way limiting the generality of the foregoing, the Waiver and Release includes and applies to any Claims based on contractual, tort, fiduciary duty, or other theories, at law or in equity, known or unknown, that NJEA ever had, now has or hereafter can, shall or may have against Hercules arising out of or in connection with any business or activities of Hercules relating to the Steam Contract; provided, however, that nothing in this release shall release Hercules from its obligation to pay for steam delivered in accordance with the terms of the Steam Contract through 11:59 p.m. on the Termination Date but for which invoices have not been rendered and paid, or for which invoices have been rendered but payment not yet received.

IN WITNESS WHEREOF, NJEA has executed this Waiver and Release on this ___ day of ________ 2003.
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By:	Northeast Energy, LP, Its General Partner
By:	ESI Northeast Energy GP, Inc. Its Administrative General Partner
By:

Name: Title:

EXHIBIT B HERCULES WAIVER AND RELEASE
WAIVER AND RELEASE

Reference is made to that certain Termination Agreement, dated as of October 21, 2003 (the "Termination Agreement"), by and between North Jersey Energy Associates, A Limited Partnership ("NJEA") and Hercules Incorporated ("Hercules"). Capitalized terms not defined herein shall have the meanings set forth in the Termination Agreement.

Hercules hereby on behalf of itself and any and all of its predecessors and successors in interest to the Steam Contract and the mutual rights and obligations thereunder or contemplated therein, and effective as of the date hereof, releases and forever discharges NJEA and any and all of its present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, stockholders, partners, members, affiliates, predecessors, legal representatives, successors and assigns from any and all claims, actions, complaints, causes of action, judgments, liabilities, obligations, damages, debts, demands or suits (collectively, "Claims"), at law or in equity, known or unknown, that Hercules ever had, now has or hereafter can, shall or may have against NJEA arising out of or in connection with the execution, performance or nonperformance of the Steam Contract . Without in any way limiting the generality of the foregoing, the Waiver and Release includes and applies to any Claims based on contractual, tort, fiduciary duty, or other theories, at law or in equity, known or unknown, that Hercules ever had, now has or hereafter can, shall or may have against NJEA arising out of or in connection with any business or activities of NJEA relating to the Steam Contract; provided, however, that nothing in this release shall release NJEA from its obligation to make the Incentive Payments as and to the extent payable pursuant to the Termination Agreement.

IN WITNESS WHEREOF, Hercules has executed this Waiver and Release on this ___ day of ________ 2003.
HERCULES INCORPORATED
By:

Name: Title:

EXHIBIT C FORM OF MONTHLY CERTIFICATE
MONTHLY CERTIFICATE OF HERCULES INCORPORATED
North Jersey Energy Associates, A Limited Partnership c/o Northeast Energy, LP FPL Energy, LLC 700 Universe Blvd. P.O. Box 14000 Juno Beach, FL 33408 Attention: Nathan E. Hanson, Business Manager

Reference is made to that certain Termination Agreement, dated as of October 21, 2003 (the "Termination Agreement"), by and between North Jersey Energy Associates, A Limited Partnership ("NJEA") and Hercules Incorporated ("Hercules"). Capitalized terms not defined herein shall have the meanings set forth in the Termination Agreement.

I am an authorized representative of Hercules Incorporated and have the authority to deliver this certificate and am familiar with the operations at the Hercules Facility and the Nitrocellulose Facility. I hereby certify, that as of the date hereof:

1. The number of full-time employees employed at the Hercules Facility is _____. If the number reported above is less than 40, state the date on which the number of employees at the Hercules Facility dropped below 40: ______________, 200_.

2. The number of full-time employees employed at the Nitrocellulose Facility is _____. If the number reported above is less than one hundred (100) during calendar years 2004 and 2005, ninety (90) during calendar year 2006, or eighty (80) during calendar year 2007 or any year thereafter (if applicable), state the date on which the number of employees at the Nitrocellulose Facility dropped below the required level for such year: ______________, 200_.

3. A cessation of substantially all of the manufacturing and production operations [HAS] [HAS NOT] (select one) occurred at the Hercules Facility. If so, state the date on which such cessation occurred: _______________, 2003.

4. A cessation of substantially all of the manufacturing and production operations [HAS] [HAS NOT] (select one) occurred at the Nitrocellulose Facility. If so, state the date on which such cessation occurred: _______________, 2003.

IN WITNESS WHEREOF, Hercules has executed this Monthly Certificate on this ___ day of ________ 2003.
HERCULES INCORPORATED
By:

Name: Title: